UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

POLISHED.COM INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Notice of Adjournment of Annual Meeting of Stockholders

PLEASE VOTE TODAY

Deadline to Vote: 11:59 PM Eastern on February 1, 2023

Dear Fellow Stockholders of Polished.com Inc. –

The Annual Meeting of Stockholders (the “Meeting”) of Polished.com Inc. (the “Company”) has been adjourned with respect to Proposal 2 set forth in its Definitive Proxy Statement filed with the Securities and Exchange Commission on December 19, 2022 (the “Proxy Statement”). The Meeting was convened with respect to Proposal 1 set forth in the Proxy Statement with such proposal having been approved and ratified in accordance with the requisite vote. The adjourned meeting will be held on February 2, 2023 at 11:00 a.m. Eastern Time via live webcast, at https://web.lumiagm.com/295686073.

Proposal 2 is a proposal to approve an amendment of the Company’s amended and restated certificate of incorporation to increase the number of shares of common stock that it is authorized to issue from 200,000,000 shares to 250,000,000 shares. The Company has adjourned the Annual Meeting solely with respect to Proposal 2 to provide its stockholders additional time to vote on Proposal 2.

Our records indicate that we may not have yet received your vote. Stockholders that have voted strongly supported the proposals, but we need your vote to achieve the requisite quorum. Please vote today to help us avoid the significant cost associated with continued proxy solicitation efforts.

REMEMBER: Your vote is important, no matter how large or small your holdings may be. Please take a moment to vote your shares.

No action is required by any stockholder who has previously delivered a proxy and who does not wish to revoke or change that proxy. We encourage all eligible stockholders who have not yet voted their shares - or provided voting instructions to their broker or other record holder - to do so prior to the Annual Meeting, as your participation is important. The Company’s Board of Directors recommends a vote ‘FOR’ the Proposal 2.

Important Information

This material may be deemed to be solicitation material in respect of the solicitation of proxies from stockholders in connection with the Company’s Annual Meeting. The Company has filed with the SEC and mailed to its stockholders a Proxy Statement in connection with the Annual Meeting, and advises its stockholders to read the proxy statement and any and all supplements and amendments thereto because they contain important information. Stockholders may obtain a free copy of the Proxy Statement and other documents filed by the Company with the SEC at www.sec.gov. The Proxy Statement and proxy card are also available on the Company’s corporate website at https://investor.polished.com under the link for “SEC Filings.”

Important Additional Information

You are urged to read the Proxy Statement filed with the SEC on December 19, 2022 related to the Company’s Annual Meeting of Stockholders. Free copies of the proxy statement and other documents filed by the Company with the SEC are available through the SEC’s web site at www.sec.gov. In addition, the proxy statement and related materials may also be obtained free of charge from the Company by directing such requests to: Polished.com Inc., 1870 Bath Avenue, Brooklyn, NY 11214, Attention: Secretary. The Company and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies.

Stockholders as of the close of business on the December 12, 2022 record date who have not voted are encouraged to vote. Stockholders needing assistance voting or have questions may contact the firm assisting the Company with the solicitation of proxies at the contact listed below:

745 Fifth Avenue, 5th Floor

New York, NY 10151

Stockholders Call Toll Free: 1-855-682-9644

Banks and Brokers Call Collect: 646-960-6306

Email: contactus@kingsdaleadvisors.com

Sincerely,

Robert D. Barry
Interim Chief Financial Officer and Secretary

January 20, 2023